Exhibit 99.1

Media Relations Contacts:

PSEG

Paul Rosengren - (973) 430-59111

Exelon

Kellie Szabo - (312) 394-3071

STATEMENT FROM PSEG AND EXELON:

PSEG AND EXELON TO CONTINUE MERGER SETTLEMENT

NEGOTIATIONS WITH NEW JERSEY

(NEWARK and CHICAGO – August 4, 2006) - PSEG and Exelon met late this afternoon with the New Jersey Board of Public Utilities (NJ BPU) staff to discuss the status of their proposed merger and the companies’ settlement offer valued at $1.46 billion.

The companies appreciate the NJ BPU’s commitment to engage in constructive and expeditious negotiations designed to reach a prompt resolution of the merger case.

This evening the Exelon Board of Directors met to consider the status of the merger. The Board authorized Exelon management to continue negotiations and report to the Board through August 21, 2006, and reconvene the Board if a satisfactory settlement is not concluded by that date. The Board also authorized management to terminate negotiations earlier if they will not result in a satisfactory settlement agreement.

“We are pleased that the NJ BPU staff is prepared to move forward with accelerated negotiations. We remain committed to the financial boundaries that we have outlined in our proposal but are flexible about the details. It has taken a great deal of effort to get this far and it makes sense to spend a little more time to try to make this work,” said John W. Rowe, chairman, president and CEO, Exelon.

“Both companies are prepared to continue our best efforts -- working around the clock, seven days a week -- to reach a resolution as quickly as possible. We still believe the merger has clear, tangible and meaningful benefits for New Jersey,” said E. James Ferland, chairman, president and CEO, PSEG.

Both Rowe and Ferland indicated they cannot predict the outcome of the negotiations and reiterated that both Boards of Directors would need to review and approve any settlement.

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